SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is executed effective as of May __, 2011, by and among The Blackhawk Fund, a Nevada corporation (“Blackhawk”) and Terminus, Inc., a Nevada corporation (“Terminus”, together with Blackhawk, the “Company”) and Professional Offshore Opportunity Fund, Ltd., a British Virgin Islands company (the “Investor”). The Company and the Investor are collectively referred to as the “Parties.”

RECITALS

WHEREAS, on April 24, 2008, pursuant to the terms of that certain Subscription Agreement between the Company and Investor (the “Subscription Agreement”) the Company issued Investor (i) a secured promissory note (the “Note”), pursuant to which it promised to pay, to the order of Investor, the principal amount of Five Hundred Fifty Thousand Dollars ($550,000), together with interest incurred thereon, as therein provided and (ii) Five Hundred Thousand (500,000) shares of Blackhawk Series A Preferred Stock, par value $0.001 per share (the “Blackhawk Series A Shares”), convertible into shares of Blackhawk common stock at the per share conversion price set forth in the Blackhawk Series A Certificate of Designation;

WHEREAS, to secure payment for the Note, concurrent with the Closing Date, Terminus pledged 10,000,000 shares of Blackhawk Series C Preferred Stock, par value $0.001 per share to Investor (the “Pledged Shares”) pursuant to a share pledge agreement of even date therewith (the “Pledge Agreement”);

WHEREAS, on July 20, 2009, the Company and the Investor amended the Note pursuant to a First Amendment to Secured Promissory Note (the “First Amendment”);

WHEREAS, on March 19, 2010, pursuant to the terms of that certain Securities Purchase Agreement between Blackhawk and the Investor (the “Purchase Agreement”), Blackhawk issued an 8% $50,000 convertible promissory note due 2015 to the Investor (“Note 2”, together with the Note, the “Notes”) to the Investor;

WHEREAS, on July 10, 2010, the Company and the Investor further amended the Note pursuant to a Second Amendment to Secured Promissory Note (the “Second Amendment”);

WHEREAS, the Investor contends that the Company is currently in default under the Note;

WHEREAS, the Company is contemplating negotiations to sell the Pledged Shares (the “Potential Transaction”); and

WHEREAS, in furtherance of the Company’s negotiations regarding the Potential Transaction, the Investor and the Company wish to settle and resolve all disputes arising under the Notes (including all amendments thereto), the Subscription Agreement, the Pledge Agreement, the Purchase Agreement, and any and all documents related thereto (collectively, the “Financing Documents”) or otherwise relating to the Investor’s and its affiliates’ debt or Equity Interests  in the Company, whether common stock, preferred stock, or otherwise, and, in connection therewith, the Investor wishes to release the Company, certain other persons, and their respective affiliates from any claims arising out of such arrangements or the Potential Transaction upon the closing of the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Repayment of Principal Under Notes and Purchase of the Blackhawk Series A Shares. On or before the Closing (as defined below), the Company shall deliver a check or wire transfer pursuant to instructions to be provided by the Investor in the amount of $275,000, which amount shall be deemed to be payment (i) in full of all amounts owed to the Investor by the Company under the Notes and (ii) for Investor’s Blackhawk Series A Shares.

2.           Termination of Subscription Agreement. As of the Closing, all rights, duties, and obligations of the parties, if any, under the Subscription Agreement and the Note shall be terminated, and all of the provisions contained in the Subscription Agreement and the Note shall be terminated and of no further force and effect. In addition, the Investor hereby waives any and all right to any claims or damages previously incurred under the Subscription Agreement or the Note due to the Company’s breach or default thereunder.

3.           Termination of Pledge Agreement.  As of the Closing, all rights, duties, and obligations of the parties, if any, under the Pledge Agreement shall be terminated, and all of the provisions contained in the Pledge Agreement shall be terminated and of no further force and effect.  In addition, the Investor hereby waives any and all right to any claims or damages previously incurred under the Pledge Agreement due to the Company’s breach or default thereunder.

4.           Termination of Purchase Agreement. As of the Closing, all rights, duties, and obligations of the parties, if any, under the Purchase Agreement and Note 2 shall be terminated, and all of the provisions contained in the Purchase Agreement and Note 2 shall be terminated and of no further force and effect. In addition, the Investor hereby waives any and all right to any claims or damages previously incurred under the Purchase Agreement or Note 2 due to the Blackhawk’s breach or default thereunder.

5.           Closing. Subject to all of the terms and conditions set forth in this Agreement being satisfied, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company on such date, at such place and at such time (the “Closing Date”) within two (2) business days after the satisfaction or waiver of the last of the conditions set forth in Sections 7 and 8 of this Agreement as shall be determined by the mutual consent of the parties hereto.

6.           Releases. The parties agree that the following releases will be effective at the Closing of the transactions contemplated by this Agreement:

6.1.           Investor. The Investor, on behalf of it itself and its present and former officers, directors, shareholders, parent companies, subsidiaries, affiliates, successors, agents, employees, contractors, subcontractors, attorneys, heirs, executors, administrators, partners, agents, successors, assigns, spouse, children and anyone else claiming rights derivative of them (the “Investor Parties”), hereby RELEASES, ACQUITS, FOREVER DISCHARGES, and COVENANTS NOT TO SUE Blackhawk, Terminus, and each of their present and former subsidiaries, affiliates, officers, directors, shareholders, agents, employees, servants, attorneys, and representatives, as well as any respective heirs, personal representatives, successors, and assigns of any and all of them (the “Company Parties”), from any and all claims, expenses, demands, debts, costs, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets against indebtedness and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, including without implied limitation, such claims and defenses as fraud, mistake, duress and usury, which the Investor Parties ever had, now have, or might hereafter have against the Company Parties which arise out of or relate to (i) the Financing Documents, (ii) any debt or Equity Interest in the Company, whether via common stock, preferred stock, or otherwise or (iii) the Potential Transaction.

6.2.           Company. The Company, on behalf of itself and the Company Parties, hereby RELEASES, ACQUITS, FOREVER DISCHARGES, and COVENANTS NOT TO SUE the Investor Parties from any and all claims, demands, debts, costs, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets against indebtedness and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, including without implied limitation, such claims and defenses as fraud, mistake, duress, and usury, which the Company Parties ever had, now have, or might hereafter have against the Investor Parties which arise out of or relate to the Financing Documents.

6.3.           General Release. The releases granted in this Agreement shall be an absolute and final bar to any claim, demand, cause of action, right, lawsuit, or proceeding of any kind or character now pending or hereafter brought which arises out of or relates to (i) the Financing Documents, (ii) any debt of Equity Interest in the Company, whether via common stock, preferred stock, or otherwise or (iii) the Potential Transaction.  Specifically, the releases are to be construed as the broadest type of release and include, but are not limited to, any claims for damages, equitable relief, attorney’s fees, expenses, and costs and THE PARTIES AGREE TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6.4.           The Parties acknowledge that they have been advised by their respective attorneys and are familiar with and understand the provisions of California Civil Code Section 1542 as well as all provisions of federal law, if any, that may provide any right or benefit that is similar in any material respect to California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Parties hereby voluntarily and expressly waive and relinquish each and every right or benefit which they may have under California Civil Code Section 1542 and all provisions of federal law, if any, that may provide any right or benefit that is similar in any material respect to the rights and benefits afforded under California Civil Code Section 1542, to the full extent that they may lawfully waive such rights.  The Parties acknowledge that they may hereafter discover facts in addition to or different from those which they presently know or believe to be true regarding the subject matter of the dispute and the other matters herein released, but agree that they have taken that possibility into account and that it is their intention hereby to fully, finally and forever settle and release the matters, disputes and differences, now known or unknown, suspected or unsuspected, arising out of or in any way relating to the matters released pursuant to this Agreement, and to terminate any and all rights, duties, and obligations of the Parties under the Financing Documents.

6.5.           Ownership and Assignment of Claims Released. The Parties further represent, covenant, and warrant that there has been no assignment of any claims, lawsuits, demands, or causes of action that the Parties had the right to assert at any time against each other in their individual and corporate capacities or for damages or equitable relief of any nature or kind and covenant and agree not to assign any claims, lawsuits, demands or causes of actions released under this Section 6.  No other person has any interest in the claims, lawsuits, demands, or causes of action that the Parties have ever had, or had the right to assert on behalf of others.

7.           Conditions of Closing by the Investor.  The obligation of the Investor to perform this Agreement is subject to the continued performance by the Company of the following conditions:

7.1.	Funds. The Company shall have delivered a wire transfer pursuant to the instructions provided by the Investor in the amount of $275,000.

8.           Conditions of Closing by the Company.  The obligations of the Company to perform this Agreement and consummate the transactions contemplated hereby, is subject to the performance by the Investor of each of the following conditions:

8.1.
Notes. The Investor shall have delivered the original executed Notes to the Company, marked “Paid In Full.”  In furtherance thereof, upon the execution of this Agreement, the Investor shall deliver the original executed Notes to counsel for the Company, to be held in escrow pending performance by the Company of the conditions set forth in Section 7 of this Agreement. Upon Closing (including satisfaction of the conditions set forth in Section 7 of this Agreement), the Investor hereby authorizes counsel for the Company to mark the original executed Notes as “Paid In Full” and deliver the same to the Company.

8.2.
Series A Shares:  The Investor shall have delivered the original certificate representing the Blackhawk Series A Shares along with a duly endorsed, medallion guaranteed stock assignment separate from certificate, for purposes of assigning and transferring all of Investor’s right, title, and interest in and to the Blackhawk Series A Shares to Blackhawk.  In furtherance thereof, upon the execution of this Agreement, the Investor shall deliver the original certificate representing the Blackhawk Series A Shares along with a duly endorsed, medallion guaranteed stock assignment separate from certificate to counsel for the Company, to be held in escrow pending performance by the Company of the conditions set forth in Section 7 of this Agreement. Upon Closing (including satisfaction of the conditions set forth in Section 7 of this Agreement), the Investor hereby authorizes counsel for the Company to deliver the original certificate representing the Blackhawk Series A Shares along with a duly endorsed, medallion guaranteed stock assignment separate from certificate to the Company.

8.3.
Pledged Certificate:  The Investor shall have delivered the original Certificate No. BFC00003, in the name Terminus, representing the Pledged Shares, to Terminus.  In furtherance thereof, upon the execution of this Agreement, the Investor shall deliver the original Certificate No. BFC00003, in the name Terminus, representing the Pledged Shares, to counsel for the Company, to be held in escrow pending performance by the Company of the conditions set forth in Section 7 of this Agreement. Upon Closing (including satisfaction of the conditions set forth in Section 7 of this Agreement), the Investor hereby authorizes counsel for the Company to deliver the original Certificate No. BFC00003, in the name Terminus, representing the Pledged Shares to Terminus.

8.4.
Other Documents:  The Investor shall have delivered to the Company all other original transaction documents relating to the Financing Documents, including, without limitation, any and all undated director resignations, irrevocable proxies, and side letter agreements (collectively, the “Side Documents”).  In furtherance thereof, upon the execution of this Agreement, the Investor shall deliver the original Side Documents to counsel for the Company, to be held in escrow pending performance by the Company of the conditions set forth in Section 7 of this Agreement. Upon Closing (including satisfaction of the conditions set forth in Section 7 of this Agreement), the Investor hereby authorizes counsel for the Company to deliver the original Side Documents to the Company.

9.           Representations and Warranties of the Company. To induce the Investor to enter into this Agreement, the Company represents and warrants to the Investor as follows:

9.1.           Existence and Power. The Company is a corporation duly incorporated and validly existing in good standing under the laws of its jurisdiction of incorporation and is authorized and qualified to do business in each state where, because of the nature of the activities or assets, such qualification is required, except those states where failure to so qualify will not have a material adverse effect; the Company has adequate authority, power, and legal right to enter into, execute, deliver and perform the terms of the Agreement and to consummate the transactions contemplated thereby, and in doing so, the Company will not violate any law or the provisions of any articles, charter or bylaws. The Agreement, upon its execution and delivery, will constitute valid, legal and binding obligations of the Company, enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights.

9.2.           Enforceability.  This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

9.3.           Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any order or decree of any federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof or instrumentality, applicable to the Company or (ii) result in a breach of or constitute a default under any indenture, agreement, certificate or other instrument to which the Company is a party or by which the Company or any of its property or assets is bound.

9.4.           Approvals and Consents.  No consents, licenses, approvals or authorizations of, or registrations, declarations or other filings with, any governmental agency, official or authority or any third parties are required for the execution, delivery or performance by the Company or the validity of this Agreement, all of which have been obtained and are in full force and effect.

9.5.           No Reliance; Voluntary Execution. The Company has not relied upon any other representations or warranties made by the Investor in executing this Agreement and the Company is relying solely on its own judgment in connection therewith. The Company is executing this Agreement voluntarily and without coercion.

9.6.           Survival of Representations. All representations and warranties made by the Company in this Agreement will survive the Closing, and any investigation at any time made by or on behalf of the Investor will not diminish the Investor’s right to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by the Company hereunder.

10.         Representations and Warranties of the Investor. To induce the Company to enter into this Agreement, the Investor represents and warrant to the Company as follows:

10.1.         Existence and Power. The Investor is a Cayman Islands exempted company and validly existing in good standing under the laws of the Cayman Island and is authorized and qualified to do business in each state where, because of the nature of the activities or assets, such qualification is required, except those states where failure to so qualify will not have a material adverse effect; the Investor has adequate authority, power and legal right to enter into, execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated hereby. The Agreement, upon its execution and delivery, will constitute a valid, legal, and binding obligation of the Investor, enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights.

10.2.         Enforceability.  This Agreement constitutes a valid and binding agreement of the Investor, enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

10.3.         Noncontravention.  The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any order or decree of any federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof or instrumentality, applicable to the Investor, (ii) result in a breach of or constitute a default under any indenture, agreement, certificate or other instrument to which the Investor is a party or by which the Investor or any of its property or assets is bound, or (iii) create or impose any lien, security interest, charge, claim, pledge, mortgage, title retention agreement, deed of trust, option, warrant, purchase right, right of first offer or refusal, lease or other encumbrance, right or restriction of any kind (collectively, “Liens”) on or in connection with the Notes, the Blackhawk Series A Shares, or the Pledged Shares.

10.4.         Approvals and Consents.  No consents, licenses, approvals or authorizations of, or registrations, declarations or other filings with, any governmental agency, official or authority or any third parties are required for the execution, delivery or performance by the Investor or the validity of this Agreement, all of which have been obtained and are in full force and effect.

10.5.         Ownership of Notes.  The Investor is the beneficial and record owner of the Notes free and clear of any Liens except for restrictions under applicable securities laws.

10.6.         No Reliance; Voluntary Execution.   The Investor has not relied upon any other representations or warranties made by the Company in executing this Agreement and the Investor is relying solely on its own judgment in connection therewith. The Investor is executing this Agreement voluntarily and without coercion.

10.7.         Survival of Representations. All representations and warranties made by the Investor in this Agreement will survive the Closing, and any investigation at any time made by or on behalf of the Investor will not diminish the Investor’s right to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of the Investor under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by the Investor hereunder.

11.         Miscellaneous. It is further agreed as follows:

11.1.         Notices. All notices, requests and demands will be served by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission confirmed by mailing written confirmation at substantially the same time as such rapid transmission, as follows:

The Company:	The Blackhawk Fund
Terminus, Inc.
1802 N. Carson Street, Suite 212-3018
Carson City, NV 89701

The Investor:	Professional Offshore Opportunity Fund, Ltd.
1400 Old Country Road, Suite 206
Westbury, New York 11590
Fax: (516) 228-8083

or at such other address as any party designates for such purpose in a written notice to the other parties. Notices will be deemed to have been given on the date notice is sent by rapid transmission or three business days after notice is placed in the mail, properly addressed, postage prepaid.

11.2.         Cooperation; Further Assurances.  The Investor and the Company shall cooperate in good faith with each other, and shall cause their respective representatives to cooperate with each other as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.  The Investor and the Company covenant and agree that they will execute, deliver, and acknowledge from time to time at the request of the other, and without further consideration, all such further instruments as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement and the other agreements set forth in this Agreement.

11.3.         Representation by Counsel. The Parties acknowledge that they are executing and delivering this Agreement with full knowledge of any and all rights which they may have with respect to the claims and causes of action herein settled and released. The Parties acknowledge that they are represented by and have consulted with attorneys of their own choosing to the extent desired before executing and delivering this Agreement in order to review this document and the claims and causes of action being settled and released hereby and thereby, and that they have had a reasonable and sufficient opportunity to do so.

11.4.         Expenses and Fees.  Each Party shall bear its own attorney’s fees, costs and expenses, and consultants, advisors and experts’ fees, costs and expenses, arising or relating to the negotiation, execution and delivery of this Agreement. The Parties expressly agree to waive all statutory, contractual and/or common law rights to recover any attorney’s fees, costs and expenses, and consultants, advisors and experts’ fees, costs and expenses, arising or relating to the negotiation, execution, and delivery of this Agreement.

11.5.         Governing Law. The Parties agree that the validity, effect and construction of this Agreement as well as any rights, duties and obligations thereunder, and any disputes concerning any of the provisions of this Agreement or over the negotiation or execution thereof, shall be interpreted under, governed by and construed in accordance with the laws of the State of California without regard to conflict of laws provisions.

11.6.         Dispute Resolution. Any and all disputes between any of the Parties concerning any of the provisions of this Agreement or the rights, duties and obligations hereunder shall be exclusively resolved in an action or proceeding brought in Orange County, California. The Parties hereby waive all objections and irrevocably consent to the jurisdiction and venue of any state or federal court sitting in Orange County, California.  The prevailing party in any proceeding instituted to resolve any dispute between any of the Parties arising out of or relating to this Agreement shall be entitled, in addition to any award rendered, to all reasonable attorneys’ fees, costs, and expenses incurred in connection with any such proceeding.

11.7.         Entire Agreement; Amendments. This Agreement, any exhibits hereto, any documents referenced in this Agreement, and any exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. This Agreement may be amended, altered, modified or waived, in whole or in part, only in a writing executed by all the Parties to this Agreement. This Agreement may not be amended, altered, modified or waived, in whole or in part, orally.

11.8.         Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be declared in a legal forum to be invalid, illegal, ineffective or unenforceable in any respect, such invalidity, illegality, ineffectiveness or unenforceability shall not affect any other provision of this Agreement, which Agreement shall remain in full force and effect, valid and binding upon the Parties, and each of the provisions of this Agreement shall be enforceable independently of any other provision of this Agreement and independently of any other claim or cause of action.

11.9.         Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered to be an original or total copy of the Agreement. The Agreement shall become effective only upon its execution by all Parties hereto. A facsimile or “PDF” copy of said signatures of all of the Parties will be sufficient to make this Agreement binding on all Parties.

11.10.       Third Party Beneficiaries.  The Potential Acquirer Parties shall be express third party beneficiaries of the provisions of Section 6 of this Agreement and shall be entitled to enforce such provisions against the Investor.

11.11.       Binding Effect.  This Agreement shall be binding upon the Parties and their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

11.12.       Specific Performance.  The Investor acknowledges and agrees that the Company would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, the Investor agrees that the Company shall be entitled, subject to compliance with Section 11.6 of this Agreement, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

11.13.       Certain Defined Terms.

(a)          As used in this Agreement, the term “affiliate” means, with respect to any person, any person which directly or indirectly, controls, is controlled by, or is under common control with such person.  The term “control” (including the terms “controlled by” and “under common control with”) as used in the immediately preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(b)          As used in this Agreement, the term “Equity Interest” means, with respect to any person, (i) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such person, (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (iii) any right (contingent or otherwise) to acquire any of the foregoing.

(c)          the term “person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or governmental authority.

11.14.       Non-Waiver. The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.15.       Other Documents. The Parties agree that they shall execute any and all other and further documents which are or become necessary to accomplish the purpose of this Agreement.

11.16.       Titles. The titles of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the terms of this Agreement.

11.17.       Acknowledgment. The Parties acknowledge that they have read this Agreement and that they fully know, understand, and appreciate its contents and that they have executed the same and make the settlement and release provided for in this Agreement voluntarily and of their own free will.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective the date first above written.

COMPANY:	THE BLACKHAWK FIND

By:
Name: Frank Marshik
Title: President

TERMINUS, INC.

By:
Name: Frank Marshik
Title: President

INVESTOR:	PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:
Name: Howard Berger
Title: Manager